Exhibit 99.1

Access National Reports Record Earnings

RESTON, Va.--(BUSINESS WIRE)--April 21, 2009--Access National Corporation (NASDAQ: ANCX), holding company for Access National Bank, reported net income for the first quarter of 2009 of $2.664 million, a 58% increase over $1.691 million for the same period in 2008. Earnings per diluted share was $0.26 for the quarter ended March 31, 2009, a 63% increase over the $0.16 per diluted share recorded in the first quarter of 2008. The quarter was highlighted by strong mortgage originations and profitable commercial banking operations in spite of cyclical credit weakness.

Assets increased 7.5% to the record level of $755.2 million at March 31, 2009 compared to $702.3 million at December 31, 2008. Loans held for investment totaled $485.6 million, compared to $485.9 million at December 31, 2008. Loans held for sale totaled $93.8 million, up from $84.3 million at December 31, 2008.

Deposits totaled $546.6 million at March 31, 2009 compared to $485.4 million at December 31, 2008, an increase of approximately $61.2 million. Non-interest bearing deposits increased 52.4% to $114.3 million compared to $75.0 million at December 31, 2008, an increase of $39.3 million. Time deposits increased $26.2 million and savings and other interest bearing deposits decreased $4.3 million.

Net interest margin for the first quarter of 2009 improved to 3.24%, from 3.19% for the same period in 2008 in spite of an increase in non-earning assets.

Non-performing assets (NPA) increased from $7.3 million at December 31, 2008 to approximately $10.0 million or 2.04% of loans held for investment plus real estate owned. NPA are all located within the Bank’s trade area and comprised of two single family construction loans totaling $2.6 million, one single family residential loan totaling $.5 million, two commercial real estate loans totaling $1.9 million, three commercial and industrial loans totaling $.5 million and two commercial properties in other real estate owned with a value of $4.5 million. Subsequent to March 31, 2009 NPA was reduced $.6 million representing the payoff on one single family construction loan.

During the first quarter of 2009 approximately $1.4 million was charged to the provision for loan losses and added to the allowance for loan losses. Net charge offs for the quarter totaled $1.2 million as a result of recognizing declining values of collateral dependent loans due to the economic environment. The allowance for loan losses totaled $7.6 million at March 31, 2009 and represents 1.57% of total loans held for investment.

The mortgage banking segment originated $447.5 million in mortgage loans during the first quarter compared to $217.2 million for the same period in 2008, a 106.0% increase in volume.

Access National Corporation and its subsidiary bank continue to exceed standards of being “Well Capitalized” as defined under banking regulations. At March 31, 2009 tangible equity was 8.06% of total assets. The Corporation was approved on January 6, 2009 by the U.S. Treasury for $16 million of funding under the Capital Purchase Program but declined the offer due to its well capitalized position and profitable operations.

On February 11, 2009 the Bank issued $30 million in term debt under the FDIC’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The note bears interest at 2.74% plus a 1% guarantee fee and matures February 15, 2012. The proceeds were used to supplement traditional sources of liquidity and to provide funding for loans.

Access National Corporation is the parent company of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may,” “could,” “expect,” “believe,” anticipate,” “intend,” “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC files.

Access National Corporation
Consolidated Balance Sheet

	March 31	December 31
	2009	2008
(In Thousands)	(unaudited)

ASSETS

Cash and due from banks	$6,483	$8,785

Interest bearing balances and federal funds sold	66,877	13,697

Securities available for sale	83,802	91,015

Loans held for sale- Carried at fair value	93,829	84,312

Loans held for investment
net of allowance for loan losses of $7,641
and $7,462 respectively	477,982	478,467

Premises, Equipment and Land	9,081	9,211

Other assets	17,181	16,837

Total assets	$755,235	$702,324

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$114,316	$75,000

Savings and interest bearing deposits	91,472	95,730

Time Deposits	340,850	314,671

Total deposits	546,638	485,401

Short-term borrowings	76,999	103,575

Long-term borrowings	54,240	41,107

Subordinated debentures	6,186	6,186

Other liabilities and accrued expenses	10,261	8,110

Total Liabilities	694,324	644,379

SHAREHOLDERS' EQUITY
Common stock $0.835 par value; 60,000,000 authorized;
issued and outstanding, 10,294,229
and 10,240,747 shares respectively	8,596	8,551

Surplus	17,611	17,410

Retained earnings	33,719	31,158

Accumulated other comprehensive income (loss)	985	826

Total shareholders' equity	60,911	57,945

Total liabilities and shareholders' equity	$755,235	$702,324

Access National Corporation
Consolidated Statement of Operations

	Three Months	Three Months
	Ended 03/31/09	Ended 03/31/08
(In Thousands Except for Share Data)	(unaudited)	(unaudited)

INTEREST INCOME
Interest and fees on loans	$8,667	$8,903

Interest on federal funds sold & bank balances	32	265

Interest on securities	980	851
Total interest income	9,679	10,019

INTEREST EXPENSE
Interest on deposits	3,081	4,268

Interest on other borrowings	855	969
Total interest expense	3,936	5,237
Net interest income	5,743	4,782

Provision for loan losses	1,369	408
Net interest income after provision for loan losses	4,374	4,374

NON-INTEREST INCOME
Service charges and fees	134	103

Gain on sale of loans	13,789	6,854

Other Income	1,237	1,485
Total non-interest income	15,160	8,442

NON-INTEREST EXPENSE
Salaries and benefits	7,505	5,930

Occupancy and equipment	632	636

Other operating expense	6,743	3,615
Total non-interest expense	14,880	10,181
Income before income tax	4,654	2,635

Income tax expense	1,990	944
NET INCOME	2,664	1,691

Earnings per common share:
Basic	$0.26	$0.16
Diluted	$0.26	$0.16

Average outstanding shares:
Basic	10,267,385	10,619,930
Diluted	10,311,653	10,795,800

Access National Corporation
Selected Financial Data
(In Thousands, Except for Share Data)

	March 31	March 31	Percent
	2009	2008	Change
Period end balances
Assets	$755,235	$627,201	20.4%
Loans held for investment	485,623	464,323	4.6%
Loans held for sale	93,829	58,043	61.7%
Due from banks interest-bearing & federal funds sold	66,877	23,036	190.3%
Investment Securities (at fair value)	83,802	64,287	30.4%
Earning assets	728,638	608,133	19.8%
Interest bearing deposits	432,322	381,119	13.4%
Deposits	546,638	457,105	19.6%
Shareholder's equity	60,911	55,883	9.0%
Mortgage loan originations	447,542	217,247	106.0%
Averages (YTD)
Assets	733,758	617,306	18.9%
Loans held for investment	482,593	469,387	2.8%
Loans held for sale	70,937	25,117	182.4%
Due from banks interest-bearing & federal funds sold	76,785	34,668	121.5%
Investment Securities	79,589	71,106	11.9%
Earning assets	708,451	599,597	18.2%
Interest-bearing deposits	453,682	402,931	12.6%
Total Deposits	533,387	458,279	16.4%
Repurchase agreements & federal funds	26,695	13,080	104.1%
Commercial paper & other short term borrowings	47,896	16,646	187.7%
Long term borrowings	50,954	60,581	-15.9%
Shareholders' equity	60,293	58,753	2.6%
Averages (TTM)
Assets	653,308	646,187	1.1%
Loans held for investment	488,058	478,201	2.1%
Loans held for sale	37,139	40,396	-8.1%
Interest bearing deposits & federal funds sold	36,860	22,350	64.9%
Investment Securities	71,390	85,727	-16.7%
Earning assets	632,919	626,760	1.0%
Interest bearing deposits	400,131	394,941	1.3%
Total Deposits	469,335	455,457	3.0%
Repurchase agreements & federal funds	19,799	13,882	42.6%
Commercial paper & other short term borrowings	39,354	57,544	-31.6%
Long term borrowings	54,462	44,018	23.7%
Shareholders' equity	57,439	61,821	-7.1%
Earnings
Net income (YTD)	2,664	1,691	57.5%
Net income (TTM)	5,717	4,067	40.6%
Banking segment - income before taxes	1,012	1,638	-38.2%
Mortgage segment - income before taxes	3,952	1,305	202.8%
Other segments - income before taxes (1)	(310)	(308)	-0.6%
Consolidated - income before taxes	4,654	2,635	76.6%
Common shares outstanding	10,294,229	10,338,741	-0.4%
Book value	$5.92	$5.41	9.5%
Basic EPS	$0.26	$0.16	62.5%
Diluted EPS	$0.26	$0.16	62.5%
Average outstanding shares
Basic	10,267,385	10,619,830	-3.3%
Diluted	10,311,653	10,795,800	-4.5%
Average assets (YTD)	733,758	617,306	18.9%
Return on average assets (YTD annualized)	1.45%	1.10%	32.5%
Average shareholders equity (YTD)	60,293	58,753	2.6%
Return on average equity (YTD annualized)	17.67%	11.51%	53.5%
Return on average assets (TTM)	0.88%	0.63%	39.0%
Average shareholders equity (TTM)	9.95%	6.58%	51.3%
Net Interest Margin - YTD	3.24%	3.19%	1.6%
Efficiency ratio - bank only	58.62%	57.87%	1.3%
Efficiency ratio - consolidated	71.19%	77.00%	-7.5%
Asset quality
Allowance for loan losses	7,641	7,906	-3.4%
Allowance for loan losses/loans held for investment	1.57%	1.70%	-7.6%
Allowance for losses on loans sold	1,953	1,439	35.7%
Non-performing assets	9,991	7,900	26.5%
Non-performing assets/ loans held for investment plus OREO	2.04%	1.70%	20.0%
Net charge-offs to average loans held for investment (YTD)	0.25%	0.01%	3201.2%

(1)Access National Corp. & Access Real Estate LLC
(TTM - Trailing Twelve Months)

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100